Exhibit 3.2

FIRST AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

SUSSER HOLDINGS CORPORATION

July 21, 2006

Susser Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 1, 2006.

B. This First Amendment to Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware.

C. Article FOURTH of the Corporation’s Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 125,000,000 shares of capital stock, par value $0.01 per share, designated Common Stock.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this First Amendment to Certificate of Incorporation to be effective as of the date first above written.

SUSSER HOLDINGS CORPORATION

By:	/s/ E. V. Bonner, Jr.
E. V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel